Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: Nasdaq - 100 Index® (ticker: “NDX”), S&P 500® Index (Ticker: SPX) and Russell 2000® Index (Ticker: RTY) Underlyings : October 28, 2025 Pricing date: October 28, 2030 Valuation date: October 31, 2030 Maturity date: We may call the notes, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per note equal to $1,000 plus the premium applicable to that potential redemption date. Redemption: Quarterly, beginning after one year Potential redemption dates: At least 7.50% per annum * Premium: 17333MT52 / US17333MT522 CUSIP / ISIN: For each underlying, its closing value on the pricing date Initial underlying value: For each underlying, its closing value on the valuation date Final underlying value: For each underlying, ( i ) its final underlying value minus initial underlying value, divided by (ii) its initial underlying value Underlying return : 100.00% Upside participation rate: The underlying with the lowest underlying return Worst performer: • If the final underlying value of the worst performer on the valuation date is greater than its initial underlying value: $1,000 x the underlying return of the worst performing underlying x the upside participation rate • If the final underlying value of the worst performer on the valuation date is less than or equal to its initial underlying value: $0 All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Note return amount: You will receive at maturity for each note you then hold, the stated principal amount plus the return amount, which will be either zero or positive Payment at maturity (if we do not redeem the notes prior to maturity): $1,000 per note Stated principal amount: Preliminary Pricing Supplement dated September 30, 2025 Pricing supplement: * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Callable Market - Linked Notes Linked to the Worst of NDX, SPX and RTY Hypothetical Payment at Early Redemption Premium Potential Redemption Date $1,075.00 $1,093.75 $1,112.50 $1,131.25 $1,150.00 $1,168.75 $1,187.50 $1,206.25 $1,225.00 $1,243.75 $1,262.50 $1,281.25 $1,300.00 $1,318.75 $1,337.50 $1,356.25 7.500% 9.375% 11.250% 13.125% 15.000% 16.875% 18.750% 20.625% 22.500% 24.375% 26.250% 28.125% 30.000% 31.875% 33.750% 35.625% November 2, 2026 February 2, 2027 May 3, 2027 August 2, 2027 November 2, 2027 February 2, 2028 May 3, 2028 August 2, 2028 November 2, 2028 February 1, 2029 May 3, 2029 August 2, 2029 November 1, 2029 January 31, 2030 May 2, 2030 August 1, 2030 Hypothetical Payment at Early Redemption** Hypothetical Payment at Maturity*** ** Assumes that the premium will be set at the lowest value indicated in this offering summary. *** Assumes we have not redeemed the notes prior to maturity.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the notes . • The notes do not pay interest. • The term of the notes may be as short as one year. • Your potential return on the notes in connection with an early redemption is limited. • We may redeem the notes prior to maturity. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the notes are not redeemed prior to maturity or if the worst performing underlying on the valuation date declines or does not appreciate sufficiently from its initial underlying value to its final underlying value . • You will not benefit in any way from the performance of any better performing underlying. • Your payment at maturity will depend on the closing values of the underlyings solely on the valuation date, which makes the notes particularly sensitive to volatility in the closing values of the underlyings on or near the valuation date. • The notes are subject to heightened risk because they have multiple underlyings . • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly. • The return on the notes depends solely on the performance of the worst performer. As a result, t he notes are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will not receive dividends or have any other rights with respect to the underlyings . • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date is less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.